UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2 )

VistaCare, Inc.
------------------------------------------------------------
(Name of Issuer)


COMMON STOCK
-------------------------------------
(Title of Class of Securities)


92839Y109
-------------------------------------
(CUSIP Number)

SEC 1745 (3-98)					Page 1 of 8	Pages

December 31, 2007	x	13G		Page 2 of 8 Pages
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

			/_X__/	Rule 13d-1(b)
			/____/	Rule 13d-1(c)
			/____/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 92839Y109		13G		Page 3 of 8 Pages
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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	ICM Asset Management, Inc.	               91-1150802
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

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4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Washington
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  0
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  428,908
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  0
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
			  500,508
------------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        PERSON
	500,508
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, CO
----------------------------------------------------------------

CUSIP No. 92839Y109		13G		Page 4 of 8 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	James M. Simmons
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
        (See Instructions)
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  880
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  428,028
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  880
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
			  499,628
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	500,508
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	(See Instructions)
----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	3.0%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 92839Y109		13G			Page 5 of 8 Pages

ITEM 1.

     (a)  The name of the issuer is VistaCare, Inc.
          (the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
          4800 N. Scottsdale Road, Suite 5000
	  Scottsdale, AZ  85251

ITEM 2.

     (a)  The names of the persons filing this statement are:
	    ICM Asset Management, Inc. and
	    James M. Simmons
	    (collectively, the "Filers").

     (b)  The principal business office of the Filers is located at:
          601 W. Main Avenue, Suite 600
          Spokane, WA  99201.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 92839Y109.

CUSIP No. 92839Y109			13G		Page 6 of 8 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X__	An investment adviser in accordance with 240.13d-
                        1(b)(1)(ii)(E)(as to ICM Asset Management, Inc.).

	(f)	___	An employee benefit plan or endowment fund in accordance
                        with 240.13d-1(b)(1)(ii)(F).

	(g)	_X__	A parent holding company or control person in accordance
                        with 240.13d-1(b)(1)(ii)(G)(as to James M. Simmons).

	(h)	___	A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_X__	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
			(as to ICM Asset Management, Inc. and James M. Simmons).

CUSIP No.  92839Y109		13G		Page 7 of 8 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

CUSIP No. 92839Y109			13G		Page 8 of 8 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ICM Asset Management, Inc. and James M. Simmons constitute a group within the meaning of rule 13d-5(b)(1), but are not part of a group with any other person.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By ICM Asset Management, Inc. and James M. Simmons:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 13, 2008

ICM Asset Management, Inc.


______________________________________
By:  Robert J. Law, Executive Vice President





______________________________________
James M. Simmons